EXHIBIT 99

[LOGO]  CONSTELLATION

NEWS RELEASE	CONTACTS
Media Relations:
Mike Martin - 585-218-3669
John Lute - 416-929-5883
Investor Relations:
Lisa Schnorr - 585-218-3677
Bob Czudak - 585-218-3668

Constellation Brands’ C$33.00 Per Share
Offer for Vincor International Expires December 8

FAIRPORT, N.Y., Dec. 7, 2005 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today reminded shareholders of Vincor International Inc. (TSX: VN) that its C$33.00 cash per share offer for all of Vincor’s common shares expires at the end of the day Thursday, December 8 (midnight Eastern time).

In deliberating the merits of tendering their shares to the offer, Vincor shareholders should consider:

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C$33 per share represents a 48 percent premium above the closing price of Vincor’s common shares on the Toronto Stock Exchange (TSX) on Sept. 8, 2005, the day before Constellation first proposed a transaction to Vincor.

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Constellation indicated to Vincor’s board that it would offer C$35 cash per share subject to usual and customary terms, including confirmatory due diligence and agreement by the Vincor board that it would support the offer and provide cooperation throughout the completion of the acquisition. Vincor’s board has refused to engage in discussions about any aspect of Constellation’s C$35 cash per share proposal. The proposal was made in good faith, and was summarily rejected by Vincor’s board solely on the basis that the price was insufficient. No discussions have taken place between the two companies since this offer was made.

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No alternative transaction - superior or otherwise - has emerged in the three months since the Vincor board was approached by Constellation. As a result of the Vincor board’s refusal to consider cooperation, the only offer available to its shareholders is Constellation’s C$33 per share cash offer.

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There can be no assurance that, in the absence of Constellation’s offer, Vincor shares will not return to their pre-Sept. 8, 2005, trading levels. At that time, Vincor shares were trading in the C$22 range and trending lower. Vincor’s shares had lost 38 percent of their value in nine months and the median of analysts’ 12- to 18-month price targets for Vincor was C$27 per share.

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The decision facing Vincor shareholders remains the choice between accepting a substantial cash premium from Constellation or accepting a very uncertain future for Vincor in a challenging global industry.

How to Tender Your Vincor Shares

Vincor shareholders who wish to accept Constellation’s offer must properly complete and duly execute a Letter of Acceptance and Transmittal or a facsimile thereof and deposit it, together with certificates representing their Vincor shares, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Vincor shareholders may follow the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase dated Oct. 19, 2005. Vincor shareholders whose shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the offer.

Questions and requests for assistance may be directed to the Information Agent, Innisfree M&A Incorporated, toll-free at 1-877-825-8772 (English speakers) or 1-877-825-8777 (French speakers) or to the depositary, CIBC Mellon Trust Company, toll-free at 1-800-387-0825 or the dealer managers, TD Securities Inc. at (416) 307-3752 and TD Securities (U.S.A.) LLC at (212) 827-7565.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation's portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann's, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi's, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One.  For additional information about Constellation Brands, as well as its product portfolio, visit the company's Web site at www.cbrands.com.

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Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation's control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.  All statements other than statements of historical facts included in this press release are forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby.  For additional information about risks and uncertainties that could adversely affect Constellation's forward-looking statements, please refer to Constellation's Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

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